Exhibit 99.1

CYTYC TO INITIATE TENDER OFFER TO ACQUIRE VISION SYSTEMS LIMITED

Marlborough, Mass., September 13, 2006 – Cytyc Corporation (Nasdaq: CYTC) today announced that it plans to initiate a tender offer to acquire Vision Systems Limited (ASX:VSL), an Australia-based, worldwide leading developer and manufacturer of instruments and reagents for anatomical pathology. The tender offer will take the form of an all cash offer of A$2.35 per outstanding ordinary share of Vision (“Vision Share”), or a total consideration of approximately A$497 million (US$374 million).

“Vision Systems is an exciting growth company with best-in-class products for the global anatomic pathology market,” said Patrick J. Sullivan, Cytyc’s chairman, president and chief executive officer. “This acquisition offers unique and powerful synergies for both Vision and Cytyc with no product overlap. Cytyc has demonstrated unparalleled success in the anatomic pathology market with its ThinPrep® System. Vision presents an ideal opportunity to leverage our sales, service, and laboratory support infrastructure, which currently is more than 175 people worldwide. We believe that this sales force and infrastructure will prove invaluable in supporting the adoption of Vision’s products around the world. The addition of the widely used Novocastra™ branded antibodies to our portfolio as well as the incorporation of Invetech, Vision’s world-class product development unit, will further strengthen Cytyc’s position in the global diagnostics market. Therefore, we believe Cytyc is in a strong position to offer superior value to Vision shareholders while generating an attractive return on investment for Cytyc shareholders,” Mr. Sullivan concluded.

In connection with this transaction, Cytyc anticipates it will incur certain one-time charges, which will be detailed at the close of the transaction. Excluding transaction related expenses and transaction amortization, Cytyc expects the acquisition of Vision to be accretive to non-GAAP adjusted earnings per share in 2007. (See Annex 1)

Morgan Stanley & Co. Incorporated has provided Cytyc with a financing commitment, which along with Cytyc’s available cash and committed financing facilities, will be used by Cytyc to finance this transaction.

DETAILS OF THE CYTYC OFFER

Cytyc is offering 100% cash consideration of A$2.35 for each Vision Share (including Vision Shares that are issued upon the conversion of Vision convertible notes)

This represents an attractive premium of:

•	A$0.71 or 43% to the volume weighted average price of Vision Shares of A$1.64 on August 9, 2006, the last full day of trading prior to the announcement of Ventana’s proposal to merge with Vision pursuant to the Merger Implementation Agreement dated August 12, 2006 (the “Ventana Proposal”);

Cytyc to Initiate Tender Offer to Acquire Vision Systems Limited

•	A$0.84 or 56% to the volume weighted average price of Vision Shares of A$1.51 for the one-month period up to August 9, 2006;
•	A$0.99 or 73% to the volume weighted average price of Vision Shares of A$1.36 for the twelve-month period up to August 9, 2006.

Cytyc’s offer is substantially unconditional

Cytyc’s offer contains no financing condition, no minimum acceptance condition and the offer is not subject to any regulatory approvals or intervention such as potential intervention by the United States Federal Trade Commission or the United Kingdom’s Office of Fair Trading. Cytyc’s offer is subject only to the conditions of no material adverse change and no prescribed events occurring in relation to Vision during the offer period.

Cytyc’s offer provides for early payment for the Vision Shares

Cytyc plans to pay the offer consideration within the later of (i) 5 days after a Vision shareholder has accepted the offer if the offer is unconditional and (ii) 5 days after the offer becomes unconditional.

Cytyc’s offer is superior to the Ventana Proposal

Cytyc’s offer delivers Vision shareholders and noteholders:

•	Superior price: A$0.22 or 10.3% above that offered by the Ventana Proposal.
•	Substantially unconditional offer: Cytyc’s offer is subject only to the conditions of no material adverse change and no prescribed events occurring in relation to Vision during the offer period.
•	Early payment of offer consideration: Cytyc plans to pay the offer consideration within the later of (i) 5 days after a Vision shareholder has accepted the offer if the offer is unconditional and (ii) 5 days after the offer becomes unconditional.

MEDIA AND ANALYST BRIEFING

Cytyc management will discuss the Vision Systems transaction during a conference call on September 14, 2006 at 8:30 a.m. (US Eastern Time). The call will be hosted by Patrick Sullivan, chairman, president, and chief executive officer; Tim Adams, chief financial officer; and John McDonough, president, Cytyc Development Corporation. A webcast and replay of the call may be accessed at Cytyc’s website, http://ir.cytyc.com, where the event will be available for replay approximately two hours following the webcast until September 28, 2006. Those without web access may access the call by calling 877-407-9039 or 201-689-8470. A telephonic replay of the call will be available through September 28, 2006, by calling 877-660-6853 (account # 3055, conference ID # 214538). International participants may dial 201-612-7415; the account and conference ID numbers are the same.

ABOUT CYTYC CORPORATION

Cytyc Corporation is a leading provider of best-in-class medical technology that enables physicians and laboratories to improve patient’s lives throughout the world. Cytyc provides diagnostic and minimally invasive surgical products targeting cancer and women’s health. The ThinPrep® System is the most widely used method for cervical cancer screening in the United States. The ThinPrep System consists of the ThinPrep® 2000 Processor, ThinPrep® 3000 Processor, ThinPrep® Imaging System, and related reagents, filters, and other supplies. The

Cytyc to Initiate Tender Offer to Acquire Vision Systems Limited

ThinPrep System also provides the platform from which the Company launched its expansion into breast cancer risk assessment with the FirstCyte® Breast Test. The MammoSite® Radiation Therapy System is a single-use device for the treatment of breast cancer that positions radiation sources directly into the post-lumpectomy site to optimize radiation treatment delivery while minimizing damage to healthy tissue. The NovaSure® Impedance Controlled Endometrial Ablation System, or the NovaSure® System, is an innovative endometrial ablation device to treat menorrhagia, or excessive menstrual bleeding.

Cytyc is traded on The Nasdaq Stock Market under the symbol CYTC. Cytyc, ThinPrep, NovaSure, MammoSite, and GliaSite are registered trademarks of Cytyc Corporation.

ABOUT VISION SYSTEMS LIMITED

Vision Systems operates two core business units: Vision Bio-Systems manufactures and markets automated instruments and reagents for biopsy-based detection of cancer and infectious diseases in pathology laboratories worldwide. Products include the Bond™-maX advanced staining system, the Peloris™ tissue processor, and Novocastra™ antibodies and biochemical reagents. Income is generated from capital equipment sales, visualization reagents to the Bond system and Novocastra branded antibodies used in immunohistochemistry for the identification of cancer and infectious diseases.

The second business unit is Invetech, a worldwide provider of research and development services for both internal and external clients, primarily in the international healthcare sector.

During the fiscal year ended June 30, 2006, Vision Systems’ continuing overall sales increased to A$116 million (approximately US$87 million), up 48% compared to the previous year, driven by tremendous growth in the Vision BioSystems unit. The worldwide anatomic pathology market is estimated to be US$1 billion and growing at approximately 10 percent per annum.

FINANCIAL AND LEGAL ADVISORS

Morgan Stanley & Co. Incorporated and Thomas Weisel Partners LLC are acting as financial advisors to Cytyc. Hogan & Hartson L.L.P. and Clayton Utz are acting as legal advisors to Cytyc in the United States and Australia, respectively.

FURTHER INFORMATION

U.S. Contact:

Tim Adams, Chief Financial Officer

Anne Rivers, Investor Relations

Jeff Keene, Healthcare Media

Cytyc Corporation: 508-263-8765

www.cytyc.com

Stephanie Carrington

The Ruth Group: 646-536-7017

Shanti Skiffington/Wendy Ryan

Schwartz Communications: 781-684-0770

Australia Contact: Rick Ball /Nick Godhard/Gregory Bittar Morgan Stanley: + 61 3 9256 8913 Christine Lacy/Ross Thornton Third Person Communications: +61 2 8298 6100

Cytyc to Initiate Tender Offer to Acquire Vision Systems Limited

FORWARD LOOKING STATEMENTS

Forward-looking statements in this press release are made pursuant to the provisions of Section 21E of the Securities Exchange Act of 1934. Investors are cautioned that statements in this press release which are not strictly historical statements, including, without limitation, statements relating to Cytyc’s future financial condition, operating results and economic performance, and management’s expectations regarding key customer relationships, future growth opportunities, product acceptance and business strategy, constitute forward-looking statements. These statements are based on current expectations, forecasts and assumptions that are subject to risks and uncertainties, which could cause actual outcomes and results to differ materially from those statements. Risks and uncertainties include, among others, dependence on key personnel and customers as well as reliance on proprietary technology, uncertainty of product development efforts and product acceptance, management of growth, product diversification, and organizational change, entry into new market segments domestically and new markets internationally, risks associated with litigation, the effective integration of acquired businesses and technologies, competition and competitive pricing pressures, risks associated with the FDA regulatory approval processes and healthcare reimbursement policies in the United States and abroad, introduction of technologies that are disruptive to Cytyc’s business and operations, the impact of new accounting requirements and governmental rules and regulations, as well as other risks detailed in Cytyc’s filings with the Securities and Exchange Commission, including those under the heading “Risk Factors” in its 2005 Annual Report on Form 10-K and its most recent Quarterly Report on Form 10-Q filed with the Commission. Cytyc cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date they were made. Cytyc disclaims any obligation to publicly update or revise any such statements to reflect any change in its expectations or events, conditions, or circumstances on which any such statements may be based, or that may affect the likelihood that actual results will differ from those set forth in the forward-looking statements.

Annex 1

“Non-GAAP adjusted earnings per share” is defined as earnings per share as calculated in accordance with U.S. Generally Accepted Accounting Principles (“GAAP EPS”) excluding amounts related to the following: effect of purchase price allocation on assets (including write-off of in-process research and development, amortization of identifiable intangibles, and effect of write-up of assets to fair-market value), transaction-related expenses (including integration costs), and other non-operating charges.

GAAP EPS cannot be estimated until after the closing of the transaction when an independent valuation of the assets acquired and liabilities assumed will be performed.

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